                                                                               .
                                                                               .
                                                                               .
                                                                    Exhibit 12.1

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

            (IN MILLIONS, EXCEPT RATIO OF EARNINGS TO FIXED CHARGES)

                                                                               Year Ended December 31,
                                                               ---------------------------------------------------------------------
                                                                   2007           2006          2005           2004         2003
                                                               ------------   ------------   -----------   -----------   -----------

Income (loss) before provision (benefit) for income taxes,
 minority interests in consolidated subsidiaries,
 equity in net (income) loss of afffiliates and
 cumulative effect of a change in accounting principle         $      323.2   $     (653.4)  $  (1,128.6)  $     564.3   $     534.4
Fixed charges                                                         235.9          254.4         228.6         207.2         226.4
Distributed income of affiliates                                        7.3            1.6           5.3           3.2           8.7
                                                               ------------   ------------   -----------   -----------   -----------
 Earnings                                                      $      566.4   $     (397.4)  $    (894.7)  $     774.7   $     769.5
                                                               ============   ============   ===========   ===========   ===========

Interest expense                                               $      199.2   $      209.8   $     183.2   $     165.5   $     186.6
Portion of lease expense representative of interest                    36.7           44.6          45.4          41.7          39.8
                                                               ------------   ------------   -----------   -----------   -----------
 Fixed charges                                                 $      235.9   $      254.4   $     228.6   $     207.2   $     226.4
                                                               ============   ============   ===========   ===========   ===========

 Ratio of Earnings to Fixed Charges (1)                                 2.4              -             -           3.7           3.4

 Fixed Charges in Excess of Earnings                           $          -   $      651.8   $   1,123.3   $         -           $ -



(1) Earnings in 2006 and 2005 were not sufficient to cover fixed charges by $651.8 million and $1,123.3 million, respectively. Accordingly, such ratios are not presented.